 Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated: December 22, 2010

                         Structured Solutions Snapshot
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3-Year Market Contribution Securities (MCS) linked to the Deutsche Bank Liquid
Commodity Index --Mean Reversion Plus(TM) Total Return

                      Investment Rationale and Positioning

[]   Commodities investment strategy, which combines an approach of seeking to optimize sector allocation in commodities with a rule-based momentum strategy that aims at immunizing returns from downturns in commodity markets.

[]   During bullish commodity cycles, the Index increases its commodity exposure up to a maximum of 100% and gradually reduces its commodity exposure as the cycle reverses, and could eventually go down to zero.

[]   For the portion of the Index exposed to commodities, the Index seeks to dynamically underweigh relatively expensive commodities and overweigh relatively cheap commodities.

                         Description and Return Profile
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The Market Contribution  Securities linked to the Deutsche Bank Liquid Commodity
Index -- Mean  Reversion  Plus(TM)  (DBLCI-MR  Plus) Total Return (the  "Index")
offer clients:

[]   A vehicle for expressing a moderately bullish view on the commodity markets, specifically the Index, over the next 3 years.

[]   Full participation in the upside and downside performance of the Index, reduced by an Adjustment Factor of 2.00% each year the securities remain outstanding (applied at Maturity or upon Early Redemption).

[]   Best-Case Scenario: Participation in any positive index return, net of the
     Adjustment Factor. The redemption amount of the securities is uncapped if the Index increases in value.

[]   Worst-Case Scenario: Full downside risk; if the Index falls below its initial closing level, investors will participate dollar-for-dollar on the downside, in addition to the deduction of the Adjustment Factor.

Key Terms
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Issuer                     Deutsche Bank AG, London Branch
Underlying                 Deutsche Bank Liquid Commodity Index -- Mean
                           Reversion Plus(TM) Total Return (Bloomberg:
                           DBLCMPUT Index (GO))
Subscription Period Closes 9:00 AM New York Time January 26, 2011
Maturity                   3 Years, subject to Early Redemption
Investment Currency        USD
Principal Protection       None
Participation              100% in appreciation/depreciation of the Underlying
                           less an Adjustment Factor
Investment Amount          $10,000 minimum with $1,000 increments thereafter
Early Redemption           Redemption prior to Maturity at the option of the
                           investor, upon fourteen (14) calendar days notice, on
                           February 9, 2012 and February 11, 2013
Adjustment Factor          2.00% annually; applied at Maturity or upon any Early
                           Redemption.
Eligible Purchasers        N.A.
IRA, ERISA eligible?       No
Listing                    The securities will not be listed on any securities
                           exchange. Deutsche Bank Securities Inc. ("DBSI")
                           intends to offer to purchase the securities in the
                           secondary market but is not required to do so.
                           Purchases made by DBSI in the secondary market will
                           be subject to an additional 0.35% fee.
Fees                       The securities will be sold with an up-front
                           commission or fee of $95.00 per $10,000 Face Amount of
                           securities. In addition, we expect to pay a portion
                           of the Adjustment Factor as a commission to
                           brokerage firms, which may include Deutsche Bank
                           Securities Inc., and their affiliates, whose clients
                           purchase securities in this offering and who continue
                           to hold their securities. For more detailed
                           information about discounts and commissions, please
                           see "Supplemental Underwriting Information
                           (Conflicts of Interest)" in the accompanying term
                           sheet no. 1048R.

                           Benefits / Considerations
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[]   The DBLCI-MR Plus(TM) Total Return Index became an investable index in
     June, 2007. Annualized returns from January 2000 through June 2007 were retrospectively calculated. Hypothetical and past performance is not indicative of future results.

[]   Index levels are available daily on Bloomberg (DBLCMPUT Index (GO))

[]   Annual Adjustment Factor of 2.00%. A fee of 0.35% will be applied to purchases, if any, made by DBSI in the secondary market.

[]   Tax Treatment: We believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.
     Assuming this treatment is respected, gain or loss recognized upon a sale, exchange or retirement (including an early redemption) generally should be treated as capital gain or loss.  You should review carefully the section of the accompanying term sheet no. 1048R entitled "Tax
     Consequences." Deutsche Bank does not provide legal, tax or accounting advice.

 Retrospective and Historical Performance of the DBLCI-MR Plus(TM) Total Return
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                               [GRAPHIC OMITTED]

Deutsche  Bank AG has filed a  registration  statement  (including a prospectus)
with the Securities and Exchange  Commission,  or SEC, for the offering to which this document relates. Before you invest, you should read the prospectus in that registration  statement and the other  documents  relating to this offering that
Deutsche  Bank AG has filed  with the SEC for more  complete  information  about
Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting  EDGAR on the SEC website at  www.sec.gov.  Alternatively,  Deutsche
Bank AG, any agent or any dealer  participating in this offering will arrange to send you the prospectus,  prospectus supplement, product supplement,  underlying supplement,  term sheet and this document if you so request by calling toll-free
1-800-311-4409.

Underlying

DBLCI-MR Plus™ Total Return Index combines the approach of the DBLCI-MR™ Total Return (the "**Underlying Index**") to investing in commodities markets with a momentum strategy that seeks to protect returns from downturns in the commodities market. On each monthly rebalancing date, the proportion of the Index invested in the Underlying Index is determined based on the Underlying Index performance over the previous twelve months.

The Underlying Index is composed of futures contracts on six commodities – **crude oil, heating oil, aluminum, gold, wheat and corn**.

- Captures returns from two sources: spot return and roll yield.
- Broad exposure to commodities as an asset class.
- Frees the investor from the mechanics of futures trading (e.g., contract rolling and physical delivery).
- Applies a mean reversion adjustment which reduces the weighting of expensive commodities while increasing the weighting of cheap commodities, according to a rule based mechanism.

The weighting of each commodity in the Underlying Index depends on the deviation of the commodity's price from its long-term average. If the short-term moving average of a commodity rises significantly above its long-term moving average, the weighting of such commodity in the Underlying Index will be reduced and vice versa. Both the Index and Underlying Index are described in more detail in underlying supplement no. 2 (http://www.sec.gov/Archives/edgar/data/1159508/000119312509200288/d424b21.pdf).

DBLCI-MR™ Total Return Allocation History (through December 20, 2010)


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
Corn
Wheat
Aluminium
Gold
Heating Oil
Crude Oil

DBLCI-MR Plus™ Total Return Allocation History (through December 20, 2010)


DBLCIMR+TR Allocation to DBLCIMR
100%
80%
60%
40%
20%
0%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
MR Weight

Risks

- The securities are not principal protected, and therefore, investors may lose part or all of their initial investment.
- The inclusion of an Adjustment Factor reduces the payment at Maturity or upon Early Redemption.
- The DBLCI-MR Plus™ Total Return Index has limited performance history. Publication of the DBLCI-MR Plus™ Total Return Index began in June 2007 and historical or retrospectively-calculated performance of the DBLCI-MR Plus™ Total Return Index should not be relied on to predict future performance.
- Market prices of the commodities comprising the Underlying Index may fluctuate rapidly based on numerous factors, including but not limited to, changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Underlying Index and therefore the value of your securities in varying ways.
- A commodity hedging disruption event could result in the early acceleration of the securities. We have the right (but not the obligation) to repurchase the securities prior to maturity if legal or regulatory restrictions prevent us from hedging our obligations under the securities.
- An investment in the securities is subject to the credit of the Issuer.

Risks (continued)

- The payout on the securities is linked to the value of the DBLCI-MR Plus™ Total Return Index on a specific valuation date. Therefore, a temporary decline in value around the date of Maturity or Early Redemption could greatly affect the holder's return.
- A liquid secondary market for the securities is not guaranteed and may be limited. The Issuer may, but is not obligated to, purchase securities in the open market by tender offer or private agreement.
- Potential conflicts of interest exist because the Issuer, the calculation agent for the securities and the sponsor of the DBLCI-MR Plus™ Total Return Index and some of its components are the same legal entity.
- For further risk considerations, please refer to accompanying term sheet no. 1048R, underlying supplement no. 2, product supplement R (including the section entitled "Risk Factors"), the prospectus supplement, and the prospectus.
- Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and the Internal Revenue Service, or a court might not accept the tax consequences described in the accompanying term sheet no. 1048R.
- We expect to pay a portion of the Adjustment Factor as a commission on a quarterly basis to brokerage firms, which may include DBSI, and their affiliates, whose clients purchase securities in this offering and who continue to hold their securities. We expect that the brokerage firm through which you hold your securities will pay a portion of these commissions to your broker. As a result of these arrangements, the brokerage firm through which you hold your securities and your broker may have economic interests that are different than yours. For more information about the payment of these commissions, see "Supplemental Underwriting Information (Conflicts of Interest)" in the accompanying term sheet no. 1048R.

Important Information and Disclosures

- This snapshot does not contain all the terms and conditions relevant to the securities. This snapshot must be read in conjunction with the accompanying term sheet no. 1048R, prospectus supplement, prospectus, underlying supplement no. 2 and product supplement R. This snapshot does not purport to summarize all of the conditions, representations, warranties, and other provisions relevant to the securities.
- We have sent you this document in our capacity as a potential counterparty acting at arm's length. We are not acting as your financial adviser or in a fiduciary capacity in respect of this proposed transaction or any other transaction with you unless otherwise expressly agreed by us in writing. Prospective investors should understand and discuss with their professional tax, legal, accounting and other advisors the effect of a transaction they may enter into.
- Before entering into any transaction, you should take steps to ensure that you understand and have made an independent assessment of the appropriateness of the transaction in light of your own objectives and circumstances, including the possible risks and benefits of entering into such transaction. You should also consider making such independent investigations as you consider necessary or appropriate for such purposes.
- The past performance of securities, indices or other instruments referred to herein does not guarantee or predict future performance.
- The securities involve risk, which may include interest rate, commodity, currency, credit, political, liquidity, time value, and market risk and are not suitable for all investors. For further risk considerations, please refer to the accompanying term sheet no. 1048R, prospectus supplement, prospectus, underlying supplement no. 2 and product supplement R, including the section entitled "Risk Factors".
- The securities are not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other U.S. governmental agency.
- We or our affiliates, or persons associated with us or such affiliates, may: maintain a long or short position in securities referred to herein, or in related futures or options, purchase or sell, make a market in, or engage in any other transaction involving such securities, and earn brokerage or other compensation.
- "Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche Bank's wealth management activities for high-net-worth clients around the world. Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.